Exhibit 99.1

                County Bank Enters Into a Written Agreement With
                   the Federal Reserve Bank of San Francisco

    MERCED, Calif., Oct. 28 /PRNewswire-FirstCall/ -- County Bank (the Bank) is the wholly-owned banking subsidiary of Capital Corp of the West (Nasdaq:
CCOW). CCOW and the Bank are subject to regulation, supervision, and examination by the Federal Reserve Bank of San Francisco (FRBSF).

    On October 26, 2004, the Bank entered into a written agreement (the Agreement) with the FRBSF relating to certain deficiencies identified by the FRB with respect to the Bank's compliance with the Bank Secrecy Act ("BSA") and other applicable laws and regulations relating to anti-money laundering ("AML"). Capital Corp of the West will file a Form 8-K containing the Bank's Agreement with the FRBSF. The banking industry, including the Bank, is subject to significantly increased regulatory scrutiny and enforcement regarding BSA matters.

    Under the Agreement, the Bank will, among other actions to be taken,
(i) develop a written program designed to improve the Bank's system of internal controls to ensure compliance with applicable provisions of the BSA;
(ii) develop an enhanced written customer due diligence program designed to reasonably ensure the identification and reporting of all known or suspected violations of law and suspicious transactions against or involving the Bank;
(iii) establish enhanced written policies and procedures designed to strengthen the Bank's internal controls and audit program, and (iv) submit quarterly progress reports to the FRBSF detailing actions taken to secure compliance with the Agreement.

    The Bank has already made significant progress in addressing the deficiencies identified by the FRBSF. The compliance effort will entail certain additional expenditures. In addition, while the Agreement is in place, its effect may be to limit the Bank's ability to engage in certain expansionary activity. Neither of these effects is expected to have a material adverse impact on the financial condition nor results of operations of the Bank or the Company.


    Safe Harbor

    This press release includes forward-looking statements that involve risks and uncertainties which may affect the Company's future results. Forward-looking statements often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

    In addition to historical information, this release includes certain forward-looking statements regarding events and trends, which may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company's dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

    A complete description of risk factors is discussed in the Company's public filings with the Securities and Exchange Commission including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K which are available online at http://www.sec.gov . All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.


    Reference Information

    Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, with more than 27 years of service as "Central California's Community Bank." Currently County Bank has twenty branch offices serving the communities of Fresno, Madera, Mariposa, Merced, Stanislaus, San Francisco, Stockton and Tuolumne counties. As of the latest FDIC data, County Bank has 6.5% market share of the six counties in which it has retail branches. This ranks County Bank fifth out of thirty-nine financial institutions in these counties. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at 209-725-2276, or R. Dale McKinney Chief Financial Officer, at 209-725-7435.



SOURCE  County Bank
    -0-                             10/28/2004
    /CONTACT: Thomas T. Hawker, President/Chief Executive Officer, +1-209-725-2276, or R. Dale McKinney, EVP/Chief Financial Office,
+1-209-725-7435, both of Capital Corp of the West/
    /Web site:  http://www.ccow.com /
    (CCOW)

CO:  County Bank; Capital Corp of the West; Federal Reserve Bank of
     San Francisco
ST:  California
IN:  FIN
SU:  CON